EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Equity Incentive Plan and 2001 Employee Stock Purchase Plan of NetScreen Technologies, Inc. and the Options assumed under the 2001 Stock Plan of Neoteris, Inc. by NetScreen Technologies, Inc. of our report dated October 23, 2002, with respect to the consolidated financial statements and schedule of NetScreen Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

November 20, 2003